Exhibit h.3
STRUCTURING FEE AGREEMENT
     This STRUCTURING FEE AGREEMENT (the “Agreement”), dated as of [     ], 2006, between A.G. Edwards & Sons, Inc. (“A.G. Edwards”) and Deutsche Investment Management Americas Inc. (“DeIM”).
     WHEREAS, DeIM has endeavored to sponsor and organize DWS Dreman Value Income Edge Fund, Inc. (the “Fund”), a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), of which shares of common stock, par value $.01 per share (the “Common Shares”), are registered under the Securities Act of 1933, as amended, and to provide for the issuance and offering of the Fund’s Common Shares (the “Offering”);
     WHEREAS, A.G. Edwards has provided to DeIM certain services relating to the structure and design of the Fund as well as services related to the sale and distribution of the Fund’s Common Shares, including (i) advice relating to the structure and design of the Fund and their impact on various marketing, tax and trading aspects of the Fund and (ii) advisory services with respect to the organization of the Fund and the suitability and marketability of its securities; and
     WHEREAS, DeIM desires to provide compensation to A.G. Edwards for providing such services;
     NOW, THEREFORE, in consideration of the mutual terms and conditions set forth below, the parties hereto agree as follows:
1.	In consideration for the services provided by DeIM relating to the structure and design of the Fund as well as services related to the sale and distribution of the Fund’s Common Shares, DeIM shall pay a structuring fee to A.G. Edwards in the aggregate amount of up to $[ ] (the “Fee”). The Fee shall be paid on or before [ ], 2006, and shall be made by wire transfer to the order of A.G. Edwards & Sons, Inc. The total amount of the Fee hereunder will equal 0.50% of the total price to the public of the Common Shares sold by A.G. Edwards in the offering of the Fund’s Common Shares (the “Offering”), net of the total price of the Common Shares subject to a penalty bid imposed by the Underwriters (i.e., retraction of the selling concession) for any Common Shares sold back by A.G. Edwards to the Underwriters during the underwriting stabilization period as determined by the tabulations provided by the Depository Trust Company’s initial public offering tracking system (the “DTC Report”), which DTC Report shall become available immediately upon the completion of the tracking period of up to 45 days commencing on [ ], 2006. The parties to this Agreement will review the DTC Report and will agree to the tabulations provided in the DTC Report or to such other tabulations as may be mutually agreed upon by the parties. In no event shall the total amount of this Fee to A.G. Edwards, the structuring fee to Morgan Stanley & Co. Incorporated, the amount of any structuring or similar fee to any other member of the underwriting syndicate and fees and disbursements of counsel to the underwriters in connection with the review by the NASD of the Offering, exceed 4.5% of the total price to the public of the Common Shares sold in the Offering. The sum total of all compensation to the underwriters (including fees and disbursements of counsel to the underwriters in connection with the review by the NASD of the Offering) in connection with the Offering, including sales load and other underwriting compensation in connection with the Offering, shall not exceed 9.0% of the total price to the public of the Fund’s Common Shares offered by the prospectus dated [ ], 2006 (including all Firm Shares and Additional Shares as such terms are described in the Underwriting Agreement, dated [ ], 2006, by and among the Fund, DeIM, Dreman Value Management LLC and the Underwriters named therein (the “Underwriting Agreement”)).

2.	DeIM acknowledges that the services provided by A.G. Edwards hereunder do not include any advice as to the value of securities or regarding the advisability of purchasing or selling any securities, in each case for the Fund’s portfolio. No provision of this Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of A.G. Edwards, and A.G. Edwards is not agreeing, to: (i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities or (ii) render any opinions, valuations of portfolio securities or recommendations of any kind in connection with providing the services described herein to the extent that any such services would constitute investment advisory or investment banking services, it being understood between the parties hereto that any such investment advisory or investment banking services if, and to the extent, agreed to be performed by A.G. Edwards, shall be the subject of a separate agreement with DeIM.

3.	Nothing herein shall be construed as prohibiting A.G. Edwards or any of its affiliates from providing similar or other services to any other clients (including other registered investment companies or other investment managers), so long as A.G. Edwards’s services to DeIM are not impaired thereby. Neither this Agreement nor the performance of the services contemplated hereunder shall be considered to constitute a partnership, association or joint venture between A.G. Edwards and DeIM. In addition, nothing in this Agreement shall be construed to constitute A.G. Edwards as the agent or employee of DeIM or DeIM as the agent or employee of A.G. Edwards, and neither party shall make any representation to the contrary. It is understood that A.G. Edwards is engaged hereunder solely

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to provide the services described above to DeIM and that A.G. Edwards is not acting as an agent or fiduciary of, and A.G. Edwards shall not have any duties or liability to, the current or future shareholders of the Fund or any other third party in connection with its engagement hereunder, all of which are hereby expressly waived to the extent DeIM has the authority to waive such duties and liabilities.

4.	This Agreement shall terminate upon the payment of the entire amount of the Fee, as specified in Section 1 hereof or upon the termination of the Underwriting Agreement without Common Shares having been delivered and paid for.

5.	DeIM agrees that A.G. Edwards shall not have any liability to DeIM or the Fund for any act or omission to act by A.G. Edwards in the course of its performance under this Agreement, in the absence of gross negligence, bad faith or willful misconduct on the part of A.G. Edwards. DeIM agrees that it shall provide indemnification to A.G. Edwards as set forth in the Indemnification Agreement appended hereto.

6.	This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement (“Claim”) shall be governed by and construed in accordance with the laws of the State of New York.

7.	No Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction over the adjudication of such matters, and DeIM and A.G. Edwards consent to the jurisdiction of such courts and personal service with respect thereto. Each of DeIM and A.G. Edwards waives all right to trial by jury in any proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. Each of DeIM and A.G. Edwards agrees that a final judgment in any proceeding or counterclaim brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to the jurisdiction of which such party is or may be subject, by suit upon such judgment.

8.	This Agreement may not be assigned by either party without the prior written consent of the other party.

9.	This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect,

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such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by DeIM and A.G. Edwards.

10.	All notices required or permitted to be sent under this Agreement shall be sent, if to DeIM:

Deutsche Investment Management Americas Inc. 345 Park Avenue, 27th Floor New York, New York 10154 Attention: Michael Colon

or if to A.G. Edwards:

A.G. Edwards & Sons, Inc. One North Jefferson St. Louis, Missouri 63103 Attention: Investment Banking—Corporate Finance

Any notice shall be deemed to be given or received on the third day after deposit in the U.S. mail with certified postage prepaid or when actually received, whether by hand, express delivery service or facsimile transmission, whichever is earlier.

11.	This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Structuring Fee Agreement as of the date first above written.

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.		A.G. EDWARDS & SONS, INC.

By:		By:
	Name:		Name:
	Title:		Title:

Indemnification Agreement
[          ], 2006
A.G. Edwards & Sons, Inc.
One North Jefferson
St. Louis, Missouri 63103
Ladies and Gentlemen:
     In connection with the engagement of A.G. Edwards & Sons, Inc. (the “Service Provider”) to provide services to the undersigned (together with its affiliates under the control of Deutsche Investment Management Americas Inc. and subsidiaries, referred to as the “Company”) in connection with the matters set forth in the Structuring Fee Agreement dated [          ], 2006 (the “Agreement”), between the Company and the Service Provider, in the event that the Service Provider becomes involved in any capacity in any claim, suit, action, proceeding, investigation or inquiry (including, without limitation, any shareholder or derivative action or arbitration proceeding) (collectively, a “Proceeding”) in connection with any matter related to the services performed pursuant to and in accordance with the Agreement (the “Activities”) (other than services and activities performed pursuant to the underwriting agreement between DWS Dreman Value Income Edge Fund, Inc., the Company, Dreman Value Management LLC and the underwriters named therein dated even herewith (the “Underwriting Agreement”)), the Company agrees to indemnify, defend and hold the Service Provider harmless to the fullest extent permitted by law, from and against any losses, claims, damages, liabilities and expenses in connection with the Service Provider’s performance of the Activities, except to the extent that it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review, that such losses, claims, damages, liabilities and expenses resulted from the gross negligence, bad faith or willful misconduct of the Service Provider. In addition, in the event that the Service Provider becomes involved in any capacity in any Proceeding relating to the Service Provider’s performance of the Activities (other than services and activities performed pursuant to the Underwriting Agreement between the parties and dated even herewith), the Company will reimburse the Service Provider for its legal and other expenses (including the cost of any investigation and preparation) as such expenses are reasonably incurred by the Service Provider in connection therewith. If such indemnification were not to be available for any reason, the Company agrees to contribute to the losses, claims, damages, liabilities and expenses involved (i) in the proportion appropriate to reflect the relative benefits received or sought to be received by the Company and its shareholders and affiliates and other constituencies, on the one hand, and the Service Provider, on the other hand, in the matters contemplated by the

Agreement or (ii) if (but only if and to the extent) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company and its shareholders and affiliates and other constituencies, on the one hand, and the party entitled to contribution, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits received, or sought to be received, by the Company and its shareholders and affiliates and constituencies, on the one hand, and the party entitled to contribution, on the other hand, of a transaction as contemplated shall be deemed to be in the same proportion that the total value received or paid or contemplated to be received or paid by the Company or its shareholders or affiliates and other constituencies, as the case may be, as a result of or in connection with the transaction (whether or not consummated) for which the Service Provider has been retained to perform services bears to the fees paid to the Service Provider under the Agreement; provided, that in no event shall the Company contribute less than the amount necessary to assure that the Service Provider is not liable for losses, claims, damages, liabilities and expenses in excess of the amount of fees actually received by the Service Provider pursuant to the Agreement. Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission or any other alleged conduct relates to information provided by the Company or other conduct by the Company (or its employees or other agents), on the one hand, or by the Service Provider, on the other hand. The Company shall not be liable under this Indemnification Agreement to the Service Provider regarding any settlement or compromise or consent to the entry of any judgment with respect to any Proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the Company is an actual or potential party to such Proceeding) unless such settlement, compromise or judgment is consented to by the Company. The Company shall not, without the prior written consent of the Service Provider, settle or compromise or consent to the entry of any judgment with respect to any Proceeding in respect of which indemnification or contribution could be sought under this Indemnification Agreement (whether or not the Service Provider is an actual or potential party thereto), unless such settlement, compromise or consent (i) includes an unconditional release of the Service Provider from all liability arising out of such Proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of the Service Provider. For purposes of this Indemnification Agreement, the Service Provider shall include any of its affiliates, each other person, if any, controlling the Service Provider or any of its affiliates, their respective officers, current and former directors, employees and agents, and the successors and assignees of all of the foregoing persons. The foregoing indemnity and contribution agreement shall be in addition to any rights that any indemnified party may have at common law or otherwise.

     If any Proceeding is brought against the Service Provider in respect of which indemnity may be sought against the Company pursuant to the foregoing paragraph, the Service Provider shall promptly notify the Company in writing of the institution of such Proceeding and the Company shall have the option to assume the defense of such Proceeding, including the employment of counsel reasonably satisfactory to the Service Provider and payment of all fees and expenses.
     The Company agrees that neither the Service Provider nor any of its affiliates, directors, agents, employees or controlling persons shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of either the Service Provider’s engagement under the Agreement or any matter referred to in the Agreement, including, without limitation, related services and activities prior to the date of the Agreement, except to the extent that it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review that any losses, claims, damages, liabilities or expenses incurred by the Company resulted from the gross negligence, bad faith or willful misconduct of the Service Provider in performing the services that are the subject of the Agreement.
     Notwithstanding any provision contained herein, in no event shall the Service Provider be entitled to indemnification by the Company hereunder from and against any losses, claims, damages, liabilities or expenses in respect of which indemnity may be sought under Section 8 of the Underwriting Agreement.
     For clarification, the parties to this Indemnification Agreement agree that the term “affiliate” as used in the definition of “Company” herein does not include any registered investment company for which Deutsche Investment Management Americas Inc. or any of its affiliates serves as investment adviser.
     THIS INDEMNIFICATION AGREEMENT AND ANY CLAIM, COUNTERCLAIM OR DISPUTE OF ANY KIND OR NATURE WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT (“CLAIM”), DIRECTLY OR INDIRECTLY, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EXCEPT AS SET FORTH BELOW, NO CLAIM MAY BE COMMENCED, PROSECUTED OR CONTINUED IN ANY COURT OTHER THAN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION OVER THE ADJUDICATION OF SUCH MATTERS, AND THE COMPANY AND THE SERVICE PROVIDER CONSENT TO THE JURISDICTION OF SUCH COURTS AND PERSONAL SERVICE WITH RESPECT THERETO.

THE COMPANY HEREBY CONSENTS TO PERSONAL JURISDICTION, SERVICE AND VENUE IN ANY COURT IN WHICH ANY CLAIM ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT IS BROUGHT BY ANY THIRD PARTY AGAINST THE SERVICE PROVIDER OR ANY INDEMNIFIED PARTY. THE SERVICE PROVIDER AND THE COMPANY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR CLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT. THE COMPANY AGREES THAT A FINAL JUDGMENT IN ANY PROCEEDING OR CLAIM ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT BROUGHT IN ANY SUCH COURT SHALL BE CONCLUSIVE AND BINDING UPON THE COMPANY AND MAY BE ENFORCED IN ANY OTHER COURTS TO THE JURISDICTION OF WHICH THE COMPANY IS OR MAY BE SUBJECT, BY SUIT UPON SUCH JUDGMENT.

     The foregoing Indemnification Agreement shall remain in full force and effect notwithstanding any termination of the Service Provider’s engagement. This Indemnification Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

Very truly yours,

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.

By:
Name:
Title:
Accepted and agreed to as of
the date first above written:

A.G. EDWARDS & SONS, INC.

By:
Name:
Title: